Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Plan Administrator
Aetna 401(k) Plan:

We consent to the incorporation by reference in the registration statement (No. 333‑230035) on Form S-8 of CVS Health Corporation of our report dated June 28, 2018, with respect to the statement of net assets available for benefits of the Aetna 401(k) Plan as of December 31, 2017, and the related notes, (collectively, the “financial statements”), which report appears in the December 31, 2018 annual report for Form 11-K of the Aetna 401(k) Plan.

/s/ KPMG LLP
Hartford, Connecticut
June 27, 2019